Exhibit 10.2
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made as of this ___day of ___, 2007, by and between Zars Pharma, Inc., (the “Company”), and ___ (“Employee”) (collectively, the “Parties”).
     Whereas, the Company wishes to continue to employ Employee and to assure itself of the continued services of Employee on the terms set forth herein;
     Whereas, Employee wishes to be so employed under the terms set forth herein; and
     Whereas, the Parties intend that this Agreement shall supersede and replace any similar agreements that presently exist or may have previously existed between the Parties regarding the terms of Employee’s employment with the Company.
AGREEMENT
     Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the Parties hereto as follows:
     1. Employment. The Company will continue to employ Employee and Employee shall continue to serve the Company in the capacity of ___.
     2. At-Will Employment. It is understood and agreed by the Company and Employee that this Agreement does not contain any promise or representation concerning the duration of Employee’s employment with the Company. Employee specifically acknowledges that his employment with the Company is at-will and may be altered or terminated by either Employee or the Company at any time, with or without cause and/or with or without notice. The nature, terms or conditions of Employee’s employment with the Company cannot be changed by any oral representation, custom, habit or practice, or any other writing. In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months or weeks does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Employee is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control. This at-will status cannot be altered except in a writing signed by Employee and approved by the Board of Directors of the Company (the “Board of Directors”).
     3. Duties. Employee shall continue to render exclusive, full-time services to the Company as its ___[and shall also continue to serve as a member of the Company’s Board of Directors pursuant to the Company’s Bylaws]. Employee shall report to [the Board of Directors]. Employee shall perform services under this Agreement primarily at the Utah office of the Company, and from time to time at such other locations as is necessary to perform the duties of ___under this Agreement. Subject to the terms of this Agreement, Employee’s responsibilities, working conditions and duties may be changed, added to or eliminated during his employment at the sole discretion of the Board of Directors. During Employee’s employment with the Company he shall devote his best efforts and his full business time, skill and attention to the performance of his duties on behalf of the Company.
     4. Policies and Procedures. Employee agrees that he is subject to and will comply with the policies and procedures of the Company as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement. Employee further agrees and acknowledges that any written or oral policies and procedures of the Company do not constitute contracts between the Company and Employee.
     5. Base Salary. For all services rendered and to be rendered hereunder, the Company agrees to pay to the Employee, and the Employee agrees to accept a salary of $___ per annum (“Base Salary”) which will be paid periodically in accordance with normal Company payroll practices and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with the Employee. Employee’s salary shall be subject to annual review by the [Board of Directors] [Compensation Committee].
     6. [Stock Options. Employee shall be granted options to purchase ___shares of Company common stock (“Option”) at the fair market value of the stock on the date of grant. The Option shall be subject to the terms and conditions of the Company’s 2007 Equity Incentive Plan and as set forth in the stock option grant notices and stock option agreements approved by the Board of Directors and entered into by Employee.]
     7. [Bonus. Employee may be eligible to receive an annual performance bonus of up to ___of his Base Salary subject to employment taxes, withholding and deductions (“Bonus”) based upon Employee’s achievements of certain milestones and performance objectives established by the Company (“Variable Incentive Bonus Plan”). Except as expressly provided otherwise herein, Employee must remain employed with the Company throughout the applicable bonus year in order to be eligible for any Bonus. The Board of Directors, in its sole discretion, shall determine the extent to which Employee has achieved the performance targets upon which Employee’s Bonus is based, and the amount of Bonus to be paid to Employee, if any. Bonuses are not earned until they are approved in writing by the Board of Directors.]
     8. Other Benefits. While employed by the Company as provided herein:
          (a) Employee Benefits. The Employee shall be entitled to all benefits to which other executive officers of the Company are entitled, on terms comparable thereto, including, without limitation, participation in pension and profit sharing plans, 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained by the Company for the benefit of its executives. The Company reserves the right to alter and amend the benefits received by Employee from time to time at the Company’s discretion.
          (b) Expense Reimbursement. The Employee shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-

pocket expenses incurred by him in connection with the performance of his duties hereunder, according to the policies of the Company.
          (c) Vacation. Employee will be entitled to fifteen vacation days, which will accrue in monthly increments. Employee will not be allowed to carry over any accrued vacation days to the next year.
     9. Confidential Information, Rights and Duties.
          (a) Proprietary Information. Employee reaffirms and agrees to execute and abide by the Company’s Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), attached hereto as Exhibit A.
          (b) Exclusive Property. Employee agrees that all Company-related business procured by the Employee, and all Company-related business opportunities and plans made known to Employee while employed by the Company, are and shall remain the permanent and exclusive property of the Company.
     10. Non-Competition and Non-Solicitation. Employee acknowledges that Employee will be a member of executive and management personnel at the Company. Employee further acknowledge that during Employee’s employment at the Company, Employee will be privy to extremely sensitive, confidential and valuable commercial information, which constitutes trade secrets belonging to the Company, the disclosure of which information and secrets would greatly harm the Company.
          (a) Definitions.
               (i) Conflicting Product or Service. As used in this Agreement a “Conflicting Product or Service” means any research, development or commercialization involving transdermal drug delivery technologies for pain management in which the Company is actively engaged on the date of termination or in which during the twelve (12) months immediately preceding the date of termination the Company actively contemplated engaging (as evidenced by inclusion in a written business plan or proposal).
               (ii) Conflicting Organization. As used in this Agreement, a “Conflicting Organization” means any person or organization that is engaged in or is about to become engaged in the design, research, development, production, marketing, distribution, leasing, licensing, selling, or servicing of a Conflicting Product or Service.
          (b) Covenant Not to Compete. As a reasonable measure to protect the Company from the harm of such disclosure and use of its information and trade secrets against it, Employee agrees to the following as part of this Agreement: During Employee’s employment with the Company and for a period of ___(___) months following the separation of Employee’s employment with the Company, for any reason, Employee agree that Employee shall not, individually or together with others, directly or indirectly, whether as an owner, consultant, partner, joint venturer, stockholder, broker, agent, financial agent, principal, trustee, licensor or in any other capacity whatsoever: (i) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, Employee, partner, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise which is a Conflicting Organization; or (ii) sell or assist in the design, development, manufacture, licensing, sale, marketing or support of any Conflicting Product or Service, or engage in any other manner, in any Conflicting Organization. Notwithstanding the foregoing, the parties agree that Employee’s acceptance of employment with an organization that derives not more than 5% of its revenue from a Conflicting Product or Service shall not be considered a violation of this paragraph provided that Employee is not employed in an executive capacity within the business unit, division, group or otherwise that has responsibility over the development, production, marketing or sale of such Conflicting Product or Service. (By way of example only, Employee may accept employment with Roche Pharmaceuticals so long as in Employee’s position Employee would not have any executive responsibility for the research, development, production, marketing or sale of products or services related to the Conflicting Product or Service). The parties also agree that owning less than 1% of the outstanding voting stock of a publicly traded company shall not constitute a violation of this paragraph. Employee further agrees and acknowledges that because of the nature and type of business that the Company engages in, the geographic scope of the covenant not to compete shall include all counties, cities, and states of the United States and any other Country, territory or region in which the Company conducts business or in which the Company actively contemplated in conducting business (as evidenced by inclusion in a written business plan or proposal) at the time of termination and that such a geographic scope is reasonable. Nothing in this paragraph should be construed to narrow the obligations of Employee imposed by any other provision herein, any other agreement, law or other source.
          (c) Nonsolicitation Covenant. As a reasonable measure to protect the Company from the harm of such disclosure and use of its information and trade secrets against it, the parties agree to the following as part of this Agreement: Employee acknowledges and agrees that information regarding employees of the Company is Confidential Information, including without limitation, the names of the Company employees; information regarding the skills and knowledge of employees of the Company; information regarding any past, present, or intended compensation, benefits, policies and incentives for employees of the Company; and information regarding the management and reporting structure of the Company. During the period of Employee’s employment by the Company and for a period of ___(___) months following the separation, resignation, or termination of Employee’s employment with the Company for any reason, Employee agrees that Employee will not, individually or with others, directly or indirectly (including without limitation, individually or through any business, venture, proprietorship, partnership, or corporation in which they control or own more than a five (5) percent interest, through any agents, through any contractors, through recruiters, by their successors, by their employees, or by their assigns) hire, solicit, or induce any employee of the Company to leave the Company. Employee further agrees that during the period Employee is employed by the Company and for a period of ___(___) months following the separation, resignation, or termination of Employee’s employment with the Company for any reason, Employee will not, either directly or indirectly, solicit or attempt to solicit any customer, partner, client, supplier, investor, vendor, consultant or independent contractor of the Company to terminate, reduce or negatively alter his, her or its relationship with the Company. The geographic scope of the covenants in this paragraph 10 shall include any city, county, or state of the United States and any such other city, territory, country, or jurisdiction in which the Company does business or in which the Company actively contemplated in conducting business (as evidenced by inclusion in a written business plan or proposal) at the time of termination. Nothing in this paragraph 10 should be construed to narrow the obligations of Employee imposed by any other provision herein, any other agreement, law or other source.
          (d) Reasonable. Employee agrees and acknowledges that the time limitation and the geographic scope on the restrictions in this paragraph and its subparts are reasonable. Employee also acknowledges and agrees that the limitation in this paragraph and its subparts is reasonably necessary for the protection of the Company, that through this Agreement Employee shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Company’s business value which was imparted to Employee. In the event that any term, word, clause, phrase, provision, restriction, or section of this paragraph of this Agreement is more restrictive than permitted by the law of the jurisdiction in which the Company seeks enforcement thereof, the provisions of this Agreement shall be limited only to the extent that a judicial determination finds the same to be unreasonable or otherwise unenforceable. Moreover, notwithstanding any judicial determination that any term, word, clause, phrase, provision, restriction, or section of this Agreement is not specifically enforceable, the parties intend that the Company shall nonetheless be entitled to recover monetary damages as a result of any breach hereof.
          (e) Legal and Equitable Remedies. In view of the nature of the rights in goodwill, Employee’s relations, trade secrets, and business reputation and prospects of the Company to be protected under this paragraph, Employee understands and agrees that the Company could not be reasonably or adequately compensated in damages in an action at law for Employee’s breach of Employee’s obligations (whether individually or together) hereunder. Accordingly, Employee specifically agrees that the Company may be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this Agreement and that such relief may be granted without bond. Employee acknowledges and agrees that the provisions in this paragraph and its subparts are essential and material to this Agreement, and that upon breach of this paragraph by Employee, the Company is entitled to withhold providing payments or consideration, to equitable relief, to prevent continued breach, to recover damages and to seek any other remedies available to the Company. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages or other remedies in addition to equitable relief.
     11. Termination. Employee and the Company each acknowledge that either party has the right to terminate Employee’s employment with the Company at any time for any reason whatsoever, with or with out cause or advance notice pursuant to the following:
          (a) Termination by Death or Disability. Subject to applicable state or federal law, in the event that Employee shall die during his employment hereunder or become permanently disabled, as evidenced by notice to the Company and Employee’s inability to carry out his job responsibilities for a continuous period of more than six months, Employee’s employment and the Company’s obligation to make payments hereunder shall terminate on the date of his death, or the date upon which, in the sole determination of the Board of Directors,

Employee has become permanently disabled, except the Company shall pay Employee any salary earned but unpaid prior to termination, any benefits accrued prior to termination, all accrued but unused vacation, and any business expenses that were incurred but not reimbursed as of the date of termination. Vesting of all options shall cease on the date of such termination.
          (b) Voluntary Resignation by Employee. In the event that Employee voluntarily terminates his employment with the Company, the Company’s obligation to make payments hereunder shall cease upon such termination, except the Company shall pay Employee any salary earned but unpaid prior to termination, any benefits accrued prior to termination, all accrued but unused vacation, and any business expenses that were incurred but not reimbursed as of the date of termination. Vesting of all options shall cease on the date of such termination.
          (c) Termination for Cause. In the event that Employee is terminated by the Company for Cause (as defined below), the Company’s obligation to make payments hereunder shall cease upon the date of receipt by Employee of written notice of such termination (the “Termination Date”), except the Company shall pay Employee any salary earned but unpaid prior to the Termination Date, any benefits accrued prior to termination, all accrued but unused vacation and any business expenses that were incurred but not reimbursed as of the date of termination. Vesting of all options shall cease on the Termination Date.
          (d) Termination by the Company without Cause or for Good Reason (Absent Change in Control). In the event Employee’s employment is terminated without Cause (as defined herein) or Employee resigns for Good Reason (as defined herein) absent a Change in Control (as defined herein) the Company’s obligation to make payments hereunder shall cease upon such termination, except the Company shall pay Employee any salary earned but unpaid prior to termination, any benefits accrued prior to termination, all accrued but unused vacation, and any business expenses that were incurred but not reimbursed as of the date of termination. Vesting of all options shall cease on the date of such termination.
     12. Change In Control Benefits.
          (a) Change in Control Termination. If (i) Employee is involuntarily terminated by the Company (or its successor entity) other than for Cause or (ii) Employee voluntarily terminates his employment with the Company (or its successor entity) for Good Reason (either constituting a “Change in Control Termination”) within the thirteen (13) months following a Change in Control or the one (1) month immediately preceding a Change in Control and in each case Employee signs a Release in a form acceptable to the Company and written acknowledgment of Employee’s continuing obligations under the Proprietary Information Agreement, Employee shall be entitled to the equivalent of ___(___) months of his Base Salary as in effect immediately prior to the Change in Control Termination Date. Employee shall also be eligible to receive a portion of Employee’s annual bonus pro-rated for time and performance as determined in the sole discretion of the CEO or the Compensation Committee of the Board of Directors. The foregoing payments shall be payable, subject to employment tax withholdings and deductions, not later than the first regularly scheduled pay date following the Effective Date of the Release. In addition, provided that Employee is eligible for and timely elects continuation of his health insurance pursuant to COBRA, for a period of

___(___) months following a Change in Control Termination, the Company shall also reimburse Employee for the cost of COBRA premiums to be paid in order for Employee to maintain medical insurance coverage that is substantially equivalent to that which Employee received immediately prior to the termination provided, however, that the Company’s obligation to pay Employee’s COBRA premiums will cease immediately in the event Employee becomes eligible for group health insurance during the ___(___) month period, and Employee hereby agrees to promptly notify the Company if he becomes eligible to be covered by group health insurance in such event (the salary continuation, bonus and COBRA reimbursement are collectively referred to as the “Change in Control Severance Benefits”). In addition, the Company will vest all of the Employee’s options to purchase shares of the Company’s common stock and such vesting shall occur upon the occurrence of the Change in Control in the case of any Change in Control Termination occurring prior to the Change in Control or upon termination in the case of any Change in Control Termination occurring after the Change in Control. All other terms and conditions set forth in the options, the 2007 Equity Incentive Plan, and the applicable stock option agreements shall remain in full force and effect.
          (b) Definition of Change in Control. For purposes of this Agreement, “Change in Control” of the Company has the same definition as set forth in the Company’s 2007 Equity Incentive Plan
          (c) Definition of Cause. For purposes of this Agreement, “Cause” means the Employee’s (i) conviction of a felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful breach of duties to the Company or failure to follow lawful directions of the Company’s Chief Executive Officer or Board of Directors, in either case if such breach or failure has not been cured within thirty (30) days after written notice from the Company’s Chief Executive Officer or Board of Directors of such event; or (iv) material breach of the Company’s Proprietary Information Agreement.
          (d) Definition of Good Reason. For purposes of this Agreement, “Good Reason” means that one or more of the following is undertaken without Employee’s express written consent and is not remedied within thirty (30) days after written notice from Employee of such event: (i) the principal place of the performance of Employee’s responsibilities and duties is changed to a location outside of a thirty (30) mile radius from the Company’s place of business immediately prior to the Change in Control; or (ii) there is a material reduction in Employee’s responsibilities, duties, or base pay, or a material reduction in the amount of the maximum bonus opportunity specified in Section 7 (which reduction, for purposes of this Section 12(d), shall be considered a material breach of the Employment Agreement, provided that a reduction in the actual Bonus paid to Employee in any given year as compared to the previous year shall not, by itself, constitute Good Reason), but in each case excluding a change or reduction affecting all similarly situated Company employees. Notwithstanding the foregoing, for purposes of determining whether “Good Reason” exists in connection with a Change in Control, any such reduction specified in the preceding sentence shall be measured by reference to the Employee’s principal place of business, responsibilities, duties, base pay or target bonus, as applicable, as in effect immediately prior to the consummation of the Change in Control or the Employee’s resignation within one month prior to such Change in Control, whichever occurs first.

     13. Code Section 409A Compliance. Change in Control Severance Benefits pursuant to Section 12 above, (A) to the extent such payments are made from the date of termination of Employee’s employment through March 15 of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; (B) to the extent such payments are made following said March 15, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary separation from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, and (C) to the extent of the excess (if any) of such payments over the amounts specified in clauses (A) and (B) of this Section 13, shall (unless otherwise exempt under Treasury Regulations) be considered separate payments subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payments be delayed until 6 months after Employee’s separation from service if Employee is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.
     14. Miscellaneous.
          (a) Taxes. Employee agrees to be responsible for the payment of any taxes due on any and all compensation, stock option, or benefit provided by the Company pursuant to this Agreement. Employee agrees to indemnify the Company and hold the Company harmless from any and all claims or penalties asserted against the Company for any failure to pay taxes due on any compensation, stock option, or benefit provided by the Company pursuant to this Agreement. Employee expressly acknowledges that the Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Company to Employee pursuant to this Agreement.
          (b) Modification/Waiver. This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect his or its right at a later time to enforce the same. No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.
          (c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of any successor or assignee of the business of the Company. This Agreement shall not be assignable by the Employee.
          (d) Notices. All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at his or its address as set forth herein, or at any other address hereafter furnished by notice given in like manner. Employee promptly shall notify Company of any change in Employee’s address. Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.
          (e) Governing Law; Personal Jurisdiction and Venue. This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of Utah as such laws are applied to agreements between Utah residents entered into and performed entirely in Utah. The Parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in Utah and agree to Utah court’s exercise of personal jurisdiction.
          (f) Entire Agreement. This Agreement together with the exhibits attached hereto, set forth the entire agreement and understanding of the parties hereto with regard to the employment of the Employee by the Company and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
     In Witness Whereof, the parties have each duly executed this Employment Agreement as of the day and year first above written.

Zars Pharma, Inc.
By:
Its:

Name	Title	Paragraph 5	Paragraph 6	Paragraph 7	Paragraphs	Paragraph 12(a)
					10(b) and
					10(c)
Robert Lippert	President and Chief Executive Officer	$300,000	0	25%	12 months	24 months
Gregory S. Ayers	Chief Financial Officer	$230,000	0	20%	6 months	12 months
Dr. Jie Zhang	Chief Scientific Officer	$225,000	0	20%	6 months	12 months
Thomas B. Marriott, Ph.D.	Senior Vice President, Clinical Development and Regulatory Affairs	$250,000	0	20%	6 months	12 months